Exhibit 10.80

September 10, 2015

Mr. Michael C. Ratigan

122 King Rd.

Chalfont, PA 18914

Dear Mike,

I am pleased to extend all of the terms of your employment set forth in the attached letter dated August 29, 2012. These terms will continue indefinitely during the course of your continued employment with Unilife, and your base compensation, target incentive compensation and equity compensation will continue to be adjusted at the discretion of Unilife's CEO consistent with the terms of the August 29 letter.   Specifically and for the sake of clarity, the severance benefits and the payments upon a Change in Control specified in the August 29 letter are continued by way of this letter, and the non-competition and confidentiality obligations are also continued by way of this letter. Additionally, future equity incentive compensation will continue to be governed by Unilife’s equity compensation plans as they are amended from time to time.

We wish you much continued success at Unilife and look forward to working together with you in the years to come.

Sincerely,

/s/Ramin Mojdeh

Ramin Modjeh

President and Chief Operating Officer

Agreed and Accepted:

/s/ Michael C. Ratigan	9/10/2015
Michael Ratigan	Date